EXHIBIT (a)(1)(v)

PRE-PAID LEGAL SERVICES, INC.
Offer to Purchase for Cash up to
1,000,000 Shares of Its Common Stock
at a Fixed Purchase Price of $35.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2006,
UNLESS THE OFFER IS EXTENDED

To the Participants in the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan (the “Plan”) with respect to whom all or a portion of their Plan accounts are invested in common stock of Pre-Paid Legal Services, Inc.:

IMPORTANT: Action on your part is required if you desire to tender your shares. Please read this letter and the accompanying information and complete the accompanying Direction Form and return it to UMB Bank, n.a. in the envelope provided.

General

Upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 5, 2006, Pre-Paid Legal Services is offering to purchase up to 1,000,000 shares of its common stock, $.01 par value per share, at a price of $35.00 per share, net to the seller in cash, without interest. This offer is being extended to all of Pre-Paid Legal Services’ stockholders. The offer is also being extended to all participants in the Plan whose accounts are invested in our common stock.

Your account in the Plan includes an investment in shares of our common stock. As a participant in the Plan, you may tender in the offer shares held on your behalf in your Plan account as of June 26, 2006 equal to the sum of:

1.	the shares held in your elective deferral account in the Plan; plus

2.	your vested percentage in your company contribution account multiplied by the shares held in that account (collectively, both (i) and (ii) referred to as the “vested shares”).

The maximum number of shares that you can tender in the offer (unless you own shares outside of the Plan) is the number of vested shares that are held in your Plan account as of June 26, 2006, (the “Determination Date”). You will not be able to tender shares in excess of the number of vested shares that are held in your Plan account on the Determination Date, even if additional shares are credited to your Plan account or become vested after the Determination Date. For your information only, the number of vested shares held in your Plan account on the Determination Date is set forth on the first page of the Direction Form.

The Plan Trustee, Nationwide Trust Company (“Plan Trustee”), has designated UMB Bank, n.a. (“Plan Agent”) as an agent to receive directions from Participants. The Plan Agent will receive Direction Forms and advise the Plan Trustee of which shares to tender. You must follow the instructions in this letter to either not tender or tender on your behalf some or all of the shares held in your Plan account as of the Determination Date. Failure to follow these instructions properly may make you ineligible to tender any of the shares held in your Plan account in the offer. In accordance with your instructions, the Plan Trustee will either not tender or tender shares in your Plan account on your behalf. You must use the accompanying Direction Form to instruct the Plan Agent and Trustee whether to tender.

If you fail to complete and deliver a Direction Form, shares in your account will not be tendered and you will not participate in the tender offer.

All participant Direction Forms will be held in confidence by the Plan Agent and Trustee and will not be released to Pre-Paid Legal Services unless and until the tender offer is completed.

Price and Proration

All shares validly tendered and not withdrawn on or prior to the expiration date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the offer, including the proration, conditional tender and odd lot provisions. See Sections 1, 2 and 6 of the Offer to Purchase.

Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 1,000,000 shares are validly tendered and not withdrawn, we will buy shares:

1.
first, from stockholders who owned of record or beneficially an aggregate of fewer than 100 shares who properly tender all their shares, although as described below, this does not apply to Plan participants;

2.
second, on a pro rata basis, from all other stockholders who properly tender their shares, and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally, and for whom the condition is not satisfied; and

3.	if necessary, shares conditionally tendered, for which the condition was not satisfied, selected by random lot.

If less than all of your vested shares are not purchased, some of your vested shares are not tendered or those tendered are prorated, those shares sold will first be allocated to your Elective Deferral Account and any remaining sold shares will be allocated to your Company Contribution Account.

If any stockholder tenders all of his or her shares and wishes to avoid proration or to limit the extent to which only a portion of such shares may be purchased because of the proration provisions, the stockholder may tender shares subject to the condition that a specified minimum number of shares or none of such shares be purchased. See Sections 1, 2 and 6 of the Offer to Purchase. All shares not purchased pursuant to the offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchases, will be returned to the tendering stockholders at our expense promptly following the expiration date.

Our offer is being made solely upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. The offer is being made to all holders of shares of our common stock. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the offer or acceptance of the offer would not be in compliance with the securities laws of that jurisdiction.

Because the terms and conditions of the Offer to Purchase and Letter of Transmittal will govern the tender of shares held in the Plan, you should read these documents carefully before making any decision regarding the offer. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD ON YOUR BEHALF IN YOUR PLAN ACCOUNT.

Proceeds of Tender Offer; Participant-Directed Investment Options

If you direct the Plan Trustee to tender vested shares in your account, and the shares are accepted for purchase, the tender proceeds will be initially reinvested in your account in accordance with your current instructions for investment of future contributions.

Following the completion of the tender offer, you may redirect any proceeds invested from sale of the shares to the other investment funds in accordance with the terms of the Plan.

Direction Form

To direct the Plan Trustee to tender or not tender any or all of the shares held on your behalf in your Plan account, you must complete the enclosed Direction Form and return it to the Plan Agent in the enclosed self-addressed envelope to:

UMB Bank, n.a.
P. O. Box 859208
Braintree, MA 02185-9208

If you have any questions concerning the offer or the tender of shares held in your Plan account, please contact Gena Vogt at Pre-Paid by calling (580) 436-7443 or Georgeson Shareholder Communications, Inc., the information agent for the offer, toll-free at (866) 828-4305.

Certain Considerations

When considering whether or not to participate in the offer, it is important that you note the following:

1.
We have been advised that the Plan Agent must receive your Direction Form at least two (2) business days before the expiration of the offer. The offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on August 2, 2006 unless the offer is extended. Consequently, your Direction Form must be received by the Plan Agent no later than 5:00 P.M., New York City time, on July 31, 2006, to allow sufficient time to process the instructions of participants.

2.
The Plan is prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if the closing sale price of shares on the New York Stock Exchange on the expiration date of the offer is lower than $35.00, your shares may not be tendered and we will not be able to purchase them.

3.
Our Board of Directors has approved the making of the offer. However, neither Pre-Paid Legal Services nor our Board of Directors nor the Plan Agent or Trustee or the information agent is making any recommendation as to whether you should instruct the Plan Trustee to tender or refrain from tendering vested shares held in your account. You must review the Offer to Purchase and make your own decision as to whether to direct the Plan Trustee to tender the vested shares held in your account and, if so, how many vested shares to tender.

4.
Your tender instructions on the Direction Form will be held in strict confidence by the Plan Agent and Trustee and will not be divulged or released to directors, officers or employees of Pre-Paid Legal Services, or to other members of the Plan’s administrative committee except as may be required by law, and then only after completion of the tender offer. If the tender offer is not completed for any reason, the Plan Agent and Trustee will not disclose the participants’ Direction Forms to any officers, directors or employees of Pre-Paid Legal Services unless required by law.

5.
As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you deliver a Direction Form to the tender some or all of the vested shares held in your Plan account, and you subsequently decide to change your instructions or withdraw your instruction, you may do so by submitting a new Direction Form. However, the new Direction Form will be effective only if it is received by the Plan Agent on or before 5:00 P.M. New York City time, on July 31, 2006, two (2) business days before the expiration of the offer. Upon receipt of a timely submitted new Direction Form, your previous instructions to tender the vested shares held in your Plan account will be deemed canceled. If you send a new Direction Form to the Plan Agent to withdraw from tender the shares held in your Plan account, you may later re-tender those shares by submitting another Direction Form at the above address so long as it is received by the Plan Agent at least two (2) business days before the expiration of the offer. Additional Direction Forms may be obtained by calling Gena Vogt at our offices at 580-436-7443.

6.
If you submit a Direction Form electing not to tender all of your vested shares held in your account, and you change your mind, you may submit a new Direction Form with new instructions to the Plan Trustee. However, the new Direction Form will be effective only if received by the Plan Trustee prior to 5:00 P.M., New York City time, on July 31, 2006 as described above.

No “Odd Lot” Priority

Participants in the Plan may not take advantage of the “odd lot” priority described in Section 1 of the Offer to Purchase. While fewer than 100 shares may be allocated to a participant’s Plan account, the record holder of shares held in participants’ accounts in the Plan has significantly more than 100 shares and, therefore, shares held in the Plan are not eligible to avoid proration by virtue of the “odd lot” priority.

Conditional Tenders

Under certain circumstances, we may prorate the number of shares purchased in the offer. A participant in the Plan may tender vested shares held in his or her Plan account subject to the condition that a specified minimum number of his or her shares tendered must be purchased if any shares tendered are purchased from the participant. If you wish to make a conditional tender, you must indicate this in the box captioned “Conditional Tender” in the Direction Form. In that box, you must calculate and appropriately indicate the minimum number of vested shares that must be purchased if any are to be purchased. After the offer expires, if more than 1,000,000 shares are properly tendered and not withdrawn and we must prorate acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any participant below the minimum number specified by that participant, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in Section 6 of the Offer to Purchase.

Tax Considerations

While participants will not recognize any immediate tax gain or loss as a result of the tender of any shares, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares within the Plan. Specifically, under current federal income tax rules, if you receive a distribution of shares from the Plan that have increased in value while they were held by the Plan, under certain circumstances (e.g. a lump-sum distribution of the employee’s balance in the ESOP Plan) you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. Any part of the gain that is more than the untaxed net unrealized appreciation may be a short-term or long-term capital gain, depending on the length of the employee’s holding period before the sale. The employee’s holding period for shares distributed from the ESOP Plan will begin on the date following the date the ESOP Plan delivers the stock to the transfer agent with instructions to reissue the stock in the employee’s name. If shares credited to your individual account are purchased by Pre-Paid Legal Services in the offer, you will no longer be able to take advantage of this tax benefit. You also would not be able to take advantage of this tax benefit if the shares are rolled over to an individual retirement account or another eligible employer plan.

IF YOU SUBMIT A COMPLETED AND EXECUTED DIRECTION FORM ELECTING TO TENDER THE VESTED SHARES HELD IN YOUR ACCOUNT, BUT DO NOT INDICATE THE NUMBER OF VESTED SHARES HELD IN YOUR ACCOUNT YOU WISH TO TENDER, YOU WILL BE DEEMED TO HAVE DIRECTED THE TRUSTEES TO TENDER ALL OF YOUR VESTED SHARES, AND THE TRUSTEES WILL TENDER ALL OF THE SHARES HELD IN YOUR ACCOUNT ON THE DETERMINATION DATE.

PRE-PAID LEGAL SERVICES, INC.
EMPLOYEE STOCK OWNERSHIP AND
THRIFT PLAN

DIRECTION FORM
WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
BY
PRE-PAID LEGAL SERVICES, INC.
FOR
UP TO 1,000,000 SHARES OF ITS COMMON STOCK
DATED JULY 5, 2006

These instructions will authorize Nationwide Trust Company (the “Plan Trustee”) to tender a number of vested shares allocated to your Plan account as indicated below upon the terms and subject to the conditions set forth in the Offer to Purchase.

The maximum number of shares that you can tender in the offer (unless you own shares outside of the Plan) is the number of vested shares that are held in your Plan account on June 26, 2006 (the “Determination Date”). The number of such shares is set forth below. You will not be able to tender shares in excess of the number of vested shares that are held in your Plan account on the Determination Date, even if additional shares are credited to your Plan account after the Determination Date.

If you fail to complete a Direction Form, shares in your account will not be tendered, and you will not participate in the tender offer.

Complete and send this Direction Form in the envelope provided to:

UMB Bank, n.a.
P. O. Box 859208
Braintree, MA 02185-9208

The undersigned acknowledges receipt of the Letter to the Participants in the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan (the “Plan”), the Offer to Purchase, dated July 5, 2006, and the related Letter of Transmittal in connection with the offer by Pre-Paid Legal Services, Inc., an Oklahoma corporation, to purchase up to 1,000,000 shares of its common stock, $.01 par value per share.

(1)  Tender or Not Tender

The undersigned hereby instructs you:

☐ Not to tender any vested shares held in my Plan account; or

☐ to tender to Pre-Paid Legal Services at the offered price of $35.00 per share the number of vested shares held in my Plan account indicated below, at the price per share indicated below, pursuant to the terms and subject to the conditions of the Offer.

☐ Aggregate number of vested shares to be tendered for me: ____________ shares

(2)  Conditional tender (See Section 6 in the Offer to Purchase)

You may condition the tender of your vested shares in your Plan account upon the purchase by Pre-Paid Legal Services of a specified minimum number of shares you tendered. Unless at least the minimum number of vested shares tendered by you is purchased by Pre-Paid Legal Services, none of the vested shares you direct to be tendered hereby will be purchased. Unless this box has been completed by specifying a minimum number of shares, the tender will be deemed unconditional.

☐ Check here and complete the following if your direction is conditional on Pre-Paid Legal Services purchasing all or a minimum number of the vested shares in your Plan account.

Minimum number of shares that must be purchased, if any are purchased: ____________ shares

If, because of proration, the minimum number of shares designated will not be purchased, Pre-Paid Legal Services may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all of the vested shares in your Plan account.

☐ Check here if you are tendering all of the vested shares allocated to your Plan account on the Determination Date.

(3)  Signature

Dated: ____________ 2006	Address: ______________________

Signature: ________________________	City, State, Zip: _________________

Print Name: _______________________	Phone Number: (___) ______________

Social Security Number: ______________

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